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                                                                   Exhibit 10.30




June 3, 2004



Lisa Arthur
[address]


Dear Lisa:

On behalf of Akamai Technologies, Inc. (referred to in this letter collectively with its subsidiaries as the "Company"), I am pleased to confirm the offer of full-time employment with the Company that Tiffany Mosher-Taylor made to you for the position of Vice President, Global Marketing and Chief Marketing Officer in our Cambridge office. You will report to George Conrades in this capacity starting on June 28, 2004. This offer is contingent upon the following: (1) completion of an employment application, which is enclosed with this letter; (2) successful completion of a check of your business references; (3) your consent to and the successful completion of a background investigation conducted pursuant to the Company's standard procedures.

Your base salary will be $9,615.38 bi-weekly ($250,000.00 on an annualized basis). You will be eligible to receive an annual incentive bonus, based on performance against objectives set by your manager, of up to 20% of your base salary. Your compensation shall be subject to review annually.

In your first year of employment as Vice President, Global Marketing and Chief Marketing Officer, you will be eligible to earn a maximum one-time bonus of $30,500.00, less withholding taxes, to cover your Oracle stock option buy-out and relocation expenses to Cambridge. The bonus will be paid out in two installments, with half being paid in the first payroll, and half being paid in the first payroll after six months from your start date on the condition that you are performing your duties to the satisfaction of the Company. In the event that you leave the employ of the Company voluntarily or leave the Vice President Global Marketing and Chief Marketing Officer role voluntarily before one or both of the bonus installments have been earned, no further payments will be made. If you leave the Company or role voluntarily within one year, you will be required to return the bonus payments on a prorated basis.

As part of this employment offer, the Company will recommend to the Akamai Board of Directors that you be granted a stock option under the Company's 1998 Stock Incentive Plan (the Plan) for the purchase of an aggregate of 75,000 shares of Common Stock of the Company, at an option price equal to the fair market value of the Common Stock as determined by the Board on the date the Board of Directors approves your stock option. If approved, your stock options at Akamai will vest over four years, provided you remain employed, all on a schedule beginning on the date your options are granted. The first 25 percent of the options will vest on the first anniversary of your Grant Date. An additional 6.25% of the original number of shares will vest


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at the end of each successive full three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date. Subject to Board approval, your options will be evidenced by a separate option agreement embodying these terms. You will also be eligible to receive such future stock option grants, as the Board of Directors shall from time to time deem appropriate.

You will be eligible to participate in the Employee Stock Purchase Program beginning in the December 2004 offering period. This plan allows you to contribute between 1% and 15% of your salary through regular payroll deductions. The Akamai plan provides for a two-year offering period, that includes four, six-month purchase periods. At the end of each six-month purchase period, the money that has been deducted will be used to purchase shares of Akamai common stock at 85% of the closing price of the Common Stock at the beginning of the offer period or end of the purchase period, whichever is lower.


You will be eligible to elect health insurance, dental insurance, life insurance, and short/long term disability coverage and other benefits that are and may become available generally to employees of the Company. Coverage takes effect the first of the month following date of hire. You will also be eligible to contribute to the Akamai Technologies, Inc. 401(k) Plan immediately upon employment.

You will be eligible for a maximum of three weeks of vacation per year. The number of vacation days for which you are eligible in each year shall accrue at the rate of 1.25 days per month that you are employed and working during such year. Akamai also observes eleven holidays each year. This year nine of the holidays are scheduled days, while two holidays are floating days.

Prior to the commencement of your employment, you will be required to execute a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. Execution of this agreement is a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof.

Akamai Technologies is an at will employer which means that either you or Akamai may terminate the employment relationship at any time with or without notice and with or without reason. This letter is not to be construed as an agreement, either expressed or implied to employ you for any stated term. No employee, officer or other representative of Akamai, other than the Chief Executive Officer, has any authority to enter into any agreement to the contrary.

This employment offer from Akamai Technologies is contingent upon your submitting an I-9 Employment Eligibility Verification Form acceptable to Akamai Technologies, Inc. on your date of employment. YOU MUST BE PREPARED TO OFFER PROOF OF YOUR EMPLOYABILITY IN THE UNITED


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STATES IN ACCORDANCE WITH THE REQUIREMENTS LISTED ON THE I-9 FORM ON YOUR FIRST
DAY OF EMPLOYMENT. YOU WILL NOT BE PLACED ON THE AKAMAI PAYROLL AS AN ACTIVE EMPLOYEE UNTIL YOU HAVE PROVIDED THIS DOCUMENTATION. New hire orientations are held every Monday in Cambridge at 10 am. If you are in a different location, a conference bridge will be set up and instructions for dialing in will be provided.

Please accept Akamai's offer of employment by signing the enclosed copy of this letter and the agreements attached and returning all documents to me, ROSS MATTHEWS, AKAMAI TECHNOLOGIES, 8 CAMBRIDGE CENTER, 7TH FLOOR, CAMBRIDGE, MA, 02142. We would like an answer no later than June 11, 2004 .



Sincerely,

AKAMAI TECHNOLOGIES, INC.

/s/ Ross Matthews

Ross Matthews
Recruiting Manager
ross@akamai.com



Enclosures:

(1) Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. - 2 copies

(2)  I-9 Employment Eligibility Verification Form

(3)  Application for Employment




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I hereby accept employment with Akamai Technologies, Inc.


/s/ Lisa Arthur                                               6/4/2004
- ------------------------
Lisa Arthur                                                     Date



I plan to join Akamai on:        6/28/2004